Exhibit 99.01

GLOBAL STAR ACQUISITION INC.

ACCEPTS RESIGNATION AND APPOINTS NEW DIRECTORS

MCLEAN, VA, November 17, 2022 – Global Star Acquisition, Inc. (Nasdaq: GLSTU) (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, today announced that the Company accepted the resignation of former Director Kan Mun Wai Benny on November 15, 2022. On November 15, 2022, the Company appointed Argon Lam Chun Win as a new independent member of its Board of Directors. With the acceptance of this resignation and appointment of the new director, the Company’s Board will remain at eight (8) seats.

Mr. Lam brings a wealth of leadership and upper management experience in the financial services sector which will serve the Company and its shareholders well.

Argon Lam Chun Win

Mr. Lam currently serves as a Vice President of a leading fund management company granted the Type 4 and Type 9 license by the Hong Kong Securities and Futures Commission for holding customer assets and providing investment consultancy services. Mr. Lam brings a deep understanding of investment performance and has served as a Vice President of two additional leading fund management companies from 2016 to the present. He brings vast experience and a developed insight to serving the needs of customers seeking excellent investment performance. His expertise will serve the Company and its shareholders well.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Global Star Acquisition, Inc.

1641 International Drive, Unit 208

Mclean, VA 22102

Anthony Ang

Chairman and Chief Executive Officer

anthonyang@gcic.com.sg